Exhibit 99.1

FOR IMMEDIATE RELEASE

F.N.B. Corporation Announces Change to Virtual-Only 2020 Annual Meeting of Shareholders

PITTSBURGH, PA – April 30, 2020 – F.N.B. Corporation (NYSE: FNB), parent company of First National Bank, today announced that its 2020 Annual Meeting of Shareholders will now be held in a virtual-only format in the interest of public health and to comply with government regulations and recommendations related to COVID-19. Shareholders will no longer be able to attend the meeting in person as previously planned.

The meeting date and time – Wednesday, May 13, 2020, at 8:30 AM, Eastern Time – remain unchanged. The Virtual Annual Meeting presentation will be available online during the meeting and a copy will be posted on FNB’s website at https://www.fnb-online.com/about-us/investor-information/investor-relations/investor-analyst-presentations following the meeting.

To attend and participate in the Virtual Annual Meeting, shareholders of record as of March 6, 2020, will need to visit www.virtualshareholdermeeting.com/FNB2020 and use their 16-digit Control Number provided in the Notice to log in to this website. Shareholders who have already voted their shares do not need to recast their votes.

Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares to obtain a Control Number. Only one shareholder per 16-digit Control Number can access the Virtual Annual Meeting.

The previously distributed proxy materials and voting methods described are still accurate. FNB encourages shareholders to submit their votes in advance of the meeting regardless of whether they are able to attend the Virtual Annual Meeting. Technical assistance, if necessary, will be provided prior to the Virtual Annual Meeting at www.virtualshareholdermeeting.com/FNB2020.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $35 billion and approximately 350 banking offices with operations throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB’s wealth management services include asset management, private banking and insurance.

FOR IMMEDIATE RELEASE

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com

Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

lazzaro@fnb-corp.com